Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2008 EARNINGS AND REVISES FULL-YEAR GUIDANCE

Highlights:

•	Second quarter sales were $469.6 million and earnings were $1.33 per share.

•	Total operating income for the water products and personal care and industrial biocides businesses increased nine percent from the prior year quarter.

•

The Company revises its full-year 2008 earnings guidance to $2.20 to $2.30 per share from $2.55 to $2.65 resulting from continued higher raw material costs and lower demand driven by the weakening U.S. economy.

NORWALK, Conn., July 31, 2008 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales of $469.6 million for the second quarter of 2008, a four percent increase compared to $449.5 million reported in 2007. Earnings per share from continuing operations for 2008 were $1.33 on $33.2 million of income. Earnings per share from continuing operations were $0.91 for 2007 on $22.4 million of income, which included pre-tax restructuring and asset impairment charges of $15.6 million. Excluding these items, earnings from continuing operations were $1.39 per share on $34.3 million of income for 2007.

Segment operating income of $55.7 million for the second quarter of 2008 was comparable to 2007.

Commenting on second quarter performance, Michael E. Campbell, Arch Chemicals’ Chairman, President and CEO, stated, “I am pleased with our results this quarter, which were driven principally by our water products, personal care and industrial biocides businesses. Our core Treatment Products segment achieved higher year-over-year sales and earnings, despite unprecedented high raw material, transportation and energy costs. Our nonstrategic performance urethanes business, however, could not offset record-high propylene and ethylene raw material costs, resulting in a significant year-over-year decline in earnings. We raised prices in the second quarter to offset these higher costs and expect to realize the full benefit in the second half of this year.”

The following compares segment sales and operating income (loss) for the second quarters of 2008 and 2007 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $411.4 million and operating income of $63.4 million compared with sales of $389.5 million and operating income of $61.5 million in 2007.

HTH Water Products

HTH water products reported sales of $191.6 million and operating income of $43.4 million compared to sales of $190.9 million and operating income of $42.0 million for 2007.

Sales were comparable to the second quarter of 2007, as favorable foreign exchange was offset by lower volumes in the European and Canadian markets, as a result of unfavorable weather patterns. Improved volumes in the domestic mass market due to favorable weather comparisons were offset by lower volumes in the repacker and professional pool dealer market. Higher pricing in South Africa was offset by lower pricing in Canada.

Operating income improved $1.4 million due to the benefit of lower antidumping duties and favorable foreign exchange. This was partially offset by higher raw material costs, increased costs for freight and distribution and an unscheduled plant outage in South America.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $87.6 million and operating income of $16.0 million compared to sales and operating income of $82.7 million and $12.5 million, respectively, in 2007.

Sales increased $4.9 million or approximately six percent, principally due to favorable foreign exchange and higher volumes. The higher volumes were due to increased demand for biocides used in antidandruff products, partly due to timing, and marine antifouling paints, partially offset by lower demand for industrial biocides used in building products.

Operating income increased $3.5 million, primarily due to the improved sales volumes and the benefit from the Company’s margin-improvement programs, which included improvements in customer mix and the sourcing of the BIT molecule from third-party suppliers in the industrial biocides business.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $132.2 million and operating income of $4.0 million compared to sales and operating income of $115.9 million and $7.0 million, respectively, in 2007.

Sales increased $16.3 million, or approximately 14 percent, due to the acquisition of the Company’s Australian joint venture ($18.7 million or approximately 16 percent). Excluding the acquisition, sales decreased by $2.4 million, or approximately two percent, as unfavorable volumes were mostly offset by favorable foreign exchange. In the wood protection business, lower volumes in the North American residential sector were due to the downturn in the U.S. construction market that began impacting the business in the second quarter of 2007. In the industrial coatings business, lower volumes in several Western European markets, resulting from poor economic conditions, were partially offset by increased demand in the Eastern European market.

Operating results were $3.0 million lower than the prior year as the positive contribution of the acquisition and favorable foreign exchange were more than offset by lower volumes and higher raw material costs for both businesses.

Performance Products

Performance Products reported sales of $58.2 million and an operating loss of $1.8 million compared with sales and operating income of $60.0 million and $4.8 million, respectively, in 2007.

Performance urethanes sales decreased $2.4 million. Lower volumes in the polyol and glycol markets, principally due to the slowing U.S. economy, were partially offset by improved pricing for polyol and glycol products. Operating results decreased $6.7 million as the improved pricing was more than offset by record raw material costs, principally propylene and ethylene, driven by crude oil prices, and lower volumes.

Hydrazine sales and operating income were comparable to the second quarter of 2007.

General Corporate Expenses

General corporate expenses decreased principally due to lower compensation-related expense and, to a lesser extent, lower pension expense and environmental remediation costs.

2008 Outlook

The Company is revising its earnings forecast for the full year 2008 due to higher than expected raw material costs and lower demand from the weakening U.S. economy. These conditions are principally affecting the performance urethanes business, with significant increases in oil-based propylene and ethylene raw material costs in the first half, and the wood protection business, from continued lower demand in the U.S. for our residential products due to depressed housing and construction markets. Earnings per share for the full year are now expected to be in the $2.20 to $2.30 per share range compared to the Company’s earlier guidance of $2.55 to $2.65. The revised estimate for the second half of the year for performance urethanes assumes that polyol volumes will decrease by ten percent from current levels, and that the cost of propylene will remain at current record levels in the third quarter and decrease by an average of approximately ten percent in the fourth quarter. Current price increases are expected to more than offset these significant raw material costs and return this business to profitability in the second half.

Full-year sales are expected to increase by approximately five to six percent. Depreciation and amortization are estimated to be approximately $48 million. Capital spending is anticipated to be in the $50 to $55 million range. The effective tax rate is estimated to be 36 percent to 37 percent.

The Company anticipates earnings per share from continuing operations in the third quarter of 2008 to be in the $0.35 to $0.45 range, compared to earnings per share from continuing operations of $0.25 during the third quarter of 2007 (which excludes a charge of $0.16 per share resulting from an income tax rate change in the United Kingdom and restructuring costs). 2007 results also included $0.20 per share of higher compensation-related expense resulting from the mark-to-market impact of the increased stock price during the quarter associated with the Company’s performance-based stock awards and deferred compensation plans. Excluded from the guidance above is a $1.3 million pre-tax charge, or approximately $0.03 per share, related to a pension settlement to be recognized in the third quarter of 2008, associated with severance recorded in 2007.

Commenting on the Company’s outlook, Mr. Campbell said: “To mitigate ongoing pressures from the challenging macroeconomic environment, we are raising our selling prices wherever possible, and we will continue to implement cost-reduction initiatives. Our intense focus on our biocides businesses, our presence in the world’s fastest-growing regions, and our profit margin improvement programs will sustain Arch through these challenging times, and are the keys to our long-term, profitable growth.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2008 earnings conference call on Thursday, July 31, 2008 at 10:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 753-9057, passcode 6028248, in the United States, or (913) 312-1406, passcode 6028248, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Thursday, July 31, 2008 until 6:00 p.m. (ET) on Thursday, August 7, 2008. The replay number is (888) 203-1112, passcode 6028248; from outside the United States, please call (719) 457-0820, passcode 6028248.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales	$469.6	$449.5	$816.7	$766.9
Cost of Goods Sold (b)	332.9	313.4	586.3	539.9
Selling and Administration	74.6	76.0	150.7	148.1
Research and Development	6.4	5.0	11.9	9.7
Other (Gains) and Losses (c)	—	—	—	(12.8)
Restructuring Expense (d)	—	6.6	—	6.6
Impairment Charge (d)	—	8.6	—	8.6
Interest Expense, Net	2.7	3.8	6.0	8.3

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	53.0	36.1	61.8	58.5
Equity in Earnings of Affiliated Companies	—	0.2	0.1	0.2
Income Tax Provision	19.8	13.9	23.0	22.2

Income from Continuing Operations	33.2	22.4	38.9	36.5
Income from Discontinued Operations, Net of Tax (e)	—	0.4	—	0.9

Net Income	$33.2	$22.8	$38.9	$37.4

Basic Income Per Share:
Continuing Operations	$1.34	$0.91	$1.57	$1.50
Income from Discontinued Operations, Net of Tax (e)	—	0.02	—	0.04

Basic Income Per Share	$1.34	$0.93	$1.57	$1.54

Diluted Income Per Share:
Continuing Operations	$1.33	$0.91	$1.56	$1.49
Income from Discontinued Operations, Net of Tax (e)	—	0.02	—	0.04

Diluted Income Per Share	$1.33	$0.93	$1.56	$1.53

Weighted Average Common Shares Outstanding - Basic	24.8	24.4	24.8	24.3
Weighted Average Common Shares Outstanding - Diluted	25.0	24.6	24.9	24.5

(a)	Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted prior period results to include the results of operations as discontinued operations in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The three months and six months ended June 30, 2007 include $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(c)	Represents a gain for the completion of a contract with the U.S. Government.
(d)	Represents severance, the write-down of manufacturing assets and other related costs associated with the BIT restructuring.
(e)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela through the date of sale in September 2007.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2008 (a)	December 31, 2007
Assets:
Cash & Cash Equivalents	$54.3	$73.7
Accounts Receivable, Net (b)	212.7	182.7
Short-Term Investment (b)	58.5	64.1
Inventories, Net	232.6	207.1
Other Current Assets	28.8	31.6

Total Current Assets	586.9	559.2
Investments and Advances - Affiliated Companies at Equity	1.8	1.9
Property, Plant and Equipment, Net	215.2	201.4
Goodwill	201.8	206.8
Other Intangibles	154.0	149.6
Other Assets	67.7	75.3

Total Assets	$1,227.4	$1,194.2

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$44.6	$29.1
Current Portion of Long-Term Debt	62.0	0.3
Accounts Payable	224.7	199.5
Accrued Liabilities	97.7	108.0

Total Current Liabilities	429.0	336.9
Long-Term Debt	76.0	178.8
Other Liabilities	199.6	204.1

Total Liabilities	704.6	719.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 24.8 Shares Issued and Outstanding (24.7 in 2007)	24.8	24.7
Additional Paid-in Capital	454.6	451.6
Retained Earnings	76.0	47.0
Accumulated Other Comprehensive Loss	(32.6)	(48.9)

Total Shareholders’ Equity	522.8	474.4

Total Liabilities and Shareholders’ Equity	$1,227.4	$1,194.2

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program, see Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company’s retained interest in such receivables has been reflected as a short-term investment. As of June 30, 2008, the Company had sold $74.6 million of participation interests in $133.1 million of accounts receivable and, as of December 31, 2007, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2008	2007
Operating Activities:
Net Income	$38.9	$37.4
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Income from Discontinued Operations	—	(0.9)
Equity in Earnings of Affiliates	(0.1)	(0.2)
Depreciation and Amortization	22.6	22.4
Deferred Taxes	5.5	(3.9)
Impairment	—	8.6
Restructuring Expense (Payments), Net	(0.6)	4.8
Other (Gains) And Losses	—	(12.8)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	74.6	74.1
Receivables	(94.2)	(78.4)
Inventories	(21.9)	(29.1)
Other Current Assets	0.8	(4.1)
Accounts Payable and Accrued Liabilities	8.8	25.6
Noncurrent Liabilities	(1.0)	7.7
Other Operating Activities	1.3	10.9

Net Operating Activities from Continuing Operations	34.7	62.1
Cash Flows of Discontinued Operations	—	1.2

Net Operating Activities	34.7	63.3

Investing Activities:
Capital Expenditures	(24.7)	(17.6)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(0.2)	(0.2)
Proceeds from Sale of a Business	3.0	—
Proceeds from Sale of Land and Property	0.7	2.8
Other Investing Activities	—	(2.0)
Cash Flows of Discontinued Operations	—	—

Net Investing Activities	(21.2)	(17.0)

Financing Activities:
Long-Term Debt Borrowings	60.0	150.0
Long-Term Debt Repayments	(101.2)	(209.4)
Short-Term Borrowings (Repayments), Net	15.2	5.6
Dividends Paid	(9.9)	(9.7)
Cash Flows of Discontinued Operations	—	(0.8)
Proceeds from Stock Options Exercised and Other Financing Activities	1.0	8.0

Net Financing Activities	(34.9)	(56.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.0	0.4

Net Decrease in Cash and Cash Equivalents	(19.4)	(9.6)
Cash and Cash Equivalents, Beginning of Year	73.7	82.4

Cash and Cash Equivalents, End of Period	$54.3	$72.8

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales:
Treatment Products:
- HTH Water Products	$191.6	$190.9	$289.4	$286.5
- Personal Care and Industrial Biocides	87.6	82.7	168.0	159.6
- Wood Protection and Industrial Coatings	132.2	115.9	247.6	207.0

Total Treatment Products	411.4	389.5	705.0	653.1
Performance Products:
- Performance Urethanes	52.8	55.2	101.8	104.3
- Hydrazine	5.4	4.8	9.9	9.5

Total Performance Products	58.2	60.0	111.7	113.8

Total Sales	$469.6	$449.5	$816.7	$766.9

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$43.4	$42.0	$49.4	$46.5
- Personal Care and Industrial Biocides (c)	16.0	12.5	31.9	26.7
- Wood Protection and Industrial Coatings	4.0	7.0	3.7	8.3

Total Treatment Products	63.4	61.5	85.0	81.5
Performance Products:
- Performance Urethanes	(2.0)	4.7	(2.3)	6.7
- Hydrazine (d)	0.2	0.1	0.2	13.2

Total Performance Products	(1.8)	4.8	(2.1)	19.9

	61.6	66.3	82.9	101.4
General Corporate Expenses (e)	(5.9)	(10.6)	(15.0)	(18.8)

Total Segment Operating Income Including Equity in
Earnings of Affiliated Companies	55.7	55.7	67.9	82.6
Equity in Earnings of Affiliated Companies	—	(0.2)	(0.1)	(0.2)
Restructuring and Impairment (f)	—	(15.6)	—	(15.6)

Total Operating Income	55.7	39.9	67.8	66.8
Interest Expense, Net	(2.7)	(3.8)	(6.0)	(8.3)

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	$53.0	$36.1	$61.8	$58.5

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Second quarter and year-to-date 2007 include $0.4 million of inventory disposal costs associated with the Company’s decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(d)	Year-to-date 2007 includes a $12.8 million gain for the completion of a contract with the U.S Government.
(e)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.
(f)	2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended June 30, 2007 to income and diluted income per share from continuing operations before restructuring and impairment for the three months ended June 30, 2007 to provide comparability for the three months ended June 30, 2008.

	Three Months Ended June 30, 2007
	Income	EPS
Income from Continuing Operations	$22.4	$0.91
Add: Restructuring and Impairment, net of tax	11.9	0.48

Income from Continuing Operations before Restructuring and Impairment	$34.3	$1.39

The following table reconciles the estimate of diluted income per share from continuing operations for the 2008 third quarter and full year 2008 to the estimate of diluted income per share from continuing operations for the 2008 third quarter and full year 2008 before a pension settlement associated with severance which was recorded in 2007. The table is being provided in order to reconcile the Company’s earnings guidance for the 2008 third quarter and full year to GAAP.

	Three Months Ended September 30, 2008	Year Ended December 31, 2008
Diluted Income Per Share:
Income from Continuing Operations	$0.32 - $0.42	$2.17 - $2.27
Add: Pension settlement, net of tax	0.03	0.03

Income from Continuing Operations before pension settlement	$0.35 - $0.45	$2.20 - $2.30

The following table reconciles income and diluted income per share from continuing operations for the 2007 third quarter to income and diluted income per share from continuing operations for the 2007 third quarter before restructuring and the impact of the change in the U.K. tax rate on the Company’s pension plans in the U.K. The table is being provided in order to provide comparability to the Company’s earnings guidance for the 2008 third quarter.

	Three Months Ended September 30, 2007
	Income	EPS
Income from Continuing Operations	$2.3	$0.09
Add: Restructuring, net of tax	0.8	0.04
Add: Impact of U.K tax rate change on U.K. pension plans	3.0	0.12

Income from Continuing Operations before restructuring and the impact of the U.K. tax rate change on U.K. pension plans	$6.1	$0.25